Exhibit 99.1

Entercom Communications Corp.

Reports Quarterly Results

(Bala Cynwyd, Pa. August 2, 2006) Entercom Communications Corp. (NYSE: ETM) today reported financial results for the quarter ended June 30, 2006.

Second Quarter Highlights

•                  Net revenues decreased 3% to $116.5 million and station operating expenses increased 1% to $66.0 million.

•                  Same station net revenues decreased 4% and same station operating expenses decreased 1%.

•                  Same station operating income decreased 8% to $50.4 million.

•                  Net income per share decreased to $0.43 from $0.53.

•                  Pro forma net income per share, excluding net gains on sale or disposition of assets, net gain on derivative instruments and net gain on investments, decreased to $0.43 from $0.52.

David J. Field, President and Chief Executive Officer stated: “The second quarter was a challenging quarter as business conditions remained sluggish for traditional media.  Looking forward, we are encouraged by our outstanding Spring ratings results, improving business conditions in Boston and New Orleans, and the substantial growth potential of our expanding business development and internet initiatives. Our significant recent investments in new brands and content have enhanced our competitive position in several markets and enhanced our revenue and cash flow potential.”

Additional Second Quarter Information

On May 7, 2006, the Company renewed its rights agreement with the Boston Red Sox Baseball Club by entering into a multi-year agreement, effective with the start of the 2007 season, to continue to broadcast and produce games, including related programming and promotional events, and to continue to sell advertising time.

During the second quarter of 2006, the Company repurchased 0.7 million shares of common stock for $18.3 million.

On June 29, 2006, Entercom paid its shareholders its second quarterly cash dividend of $0.38 per share, which represents a current annual yield in excess of 6%.

Interest expense, which increased 50% over the same period versus the prior year, was higher primarily due to higher interest rates and higher average outstanding debt under our senior credit agreement used to finance the:

•                  repurchase of our stock;

•                  payment of dividends; and

•                  acquisition (net of a disposition) of radio stations in the amount of $38 million in Greenville, SC during the fourth quarter of 2005.

During the second quarter, the Company’s corporate general and administrative expenses were negatively impacted primarily by an increase in non-cash compensation expense of $1.1 million. During the second quarter, the Company granted non-cash compensation awards that contributed significantly to an increase in non-cash compensation expense in the quarter as compared to the first quarter of 2006 and prior year periods.

The number of shares outstanding as of June 30, 2006, was 39.5 million, while the weighted average diluted shares outstanding for the quarter was 39.8 million.  As of June 30, 2006, the Company had $15.3 million in cash and cash equivalents. The Company had outstanding $519.2 million of Senior Debt and $150.0 million of Senior Subordinated Notes due in 2014.

Third Quarter Guidance

Based on the current business outlook, the Company expects third quarter same station net revenues to decline by low single digits vs. prior year and would expect station operating expenses (excluding non-cash equity compensation expense noted below) to increase less than one percent vs. prior year.

For purposes of same station comparisons, third quarter 2005 same station net revenues were $116.7 million and station operating expenses were $64.1 million.

Under the provisions of SFAS No. 123R, the Company expects to recognize non-cash compensation expense of $1.8 million for each of the remaining quarters in 2006. This guidance considers the effect of the Company’s grants that were awarded during the second quarter of 2006. Estimates of non-cash compensation expense in the current and future years will be impacted by additional grants.  For comparison purposes, the as reported numbers for non-cash compensation expense in the prior year, which were not restated, were $0.2 million for each of the quarters of 2005.

The Company also expects to recognize a loss of $1.2 million on the sale or disposal of assets, primarily related to the consolidation of certain studio facilities in a market.

Reconciliation of quarterly 2005 reported and same station results are available on the Company’s website at www.entercom.com.

Earnings Conference Call and Company Information

Entercom will hold a conference call regarding the quarterly earnings release on Wednesday, August 2, 2006 at 4:30 PM Eastern Time.  The public may access the conference call by dialing 888-889-0278 (passcode: Entercom).  A replay of the conference call will be available through August 9, 2006 by dialing 866-510-4834 and will also be available on the Company’s website: www.entercom.com.

Entercom is one of the nation’s largest radio broadcasters, with operations in Boston, Seattle, Denver, Sacramento, Portland, Kansas City, Indianapolis, Milwaukee, Norfolk, Buffalo, New Orleans, Providence, Memphis, Greensboro, Rochester, Greenville/Spartanburg, Madison, Wichita, Wilkes-Barre/Scranton, and Gainesville/Ocala.

Certain Definitions

All references to shares outstanding, unless stated otherwise, are presented to exclude unvested restricted stock units. All references to per share data, unless stated otherwise, are presented as per diluted share. All references to station operating expenses and corporate general and administrative expenses are exclusive of non-cash compensation expense, unless stated otherwise.

It is important to note that station operating income, same station net revenues, same station operating expenses, same station operating income and free cash flow are not measures of performance or liquidity calculated in accordance with generally accepted accounting principles (“GAAP”). Management believes that these measures are useful as a way to evaluate the Company and the means for management to evaluate our radio stations’ performance and operations. Management believes that these measures are useful to an investor in evaluating our performance because they are widely used in the broadcast industry to measure a radio company’s operating performance. You should not consider these non-GAAP measures in isolation or as substitutes for net income, operating income, or any other measure for determining our operating performance that is calculated in accordance with generally accepted accounting principles. These non-GAAP measures are not necessarily comparable to similarly titled measures employed by other companies.

Station operating income consists of operating income before depreciation and amortization, time brokerage agreement fees, corporate general and administrative expenses, expenses related to a natural disaster and gain or loss on sale or disposition of assets.

Free cash flow consists of operating income: (i) plus depreciation and amortization, non-cash compensation expense (which is otherwise included in station operating expenses and corporate general and administrative expenses); expenses related to a natural disaster; and (ii) less net interest expense (excluding amortization of deferred financing costs), gain (loss) on sale of assets, taxes paid (refunded) and capital expenditures.

Same station operating data is computed by comparing the performance of stations operated by the Company throughout the relevant period to the comparable performance in the prior year’s corresponding period. The Company includes in the same station operating data the effects of changes in status of significant contracts that: (i) relate to operations; (ii) have a significant effect on the net revenues and or station operating expenses of a particular market; and (iii) are accounted for as a separate business unit.

Note Regarding Forward-Looking Statements

The information in this news release is being widely disseminated in accordance with the Securities and Exchange Commission’s Regulation FD.

This news announcement contains certain forward-looking statements that are based upon current expectations and certain unaudited pro forma information that is presented for illustrative purposes only and involves certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Additional information and key risks are described in the Company’s filings on Forms 8-K, 10-Q and 10-K with the Securities and Exchange Commission. Readers should note that these statements might be impacted by several factors including changes in the economic and regulatory climate and the business of radio broadcasting, in general. The unaudited pro forma information and same station operating data reflect adjustments and are presented for comparative purposes only and do not purport to be indicative of what has occurred or indicative of future operating results or financial position.  Accordingly, the Company’s actual performance may differ materially from those stated or implied herein.  The Company assumes no obligation to publicly update or revise any unaudited pro forma or forward-looking statements.

Contact:

Steve Fisher

Executive Vice President and Chief Financial Officer

610-660-5647

Second Quarter 2006

Earnings Release

ENTERCOM COMMUNICATIONS CORP.

CONDENSED CONSOLIDATED FINANCIAL DATA

(amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
CONDENSED STATEMENTS OF OPERATIONS

Net Revenues	$116,459	$119,489	$207,594	$213,796

Station Operating Expenses (Excluding Non-Cash Compensation Expense)	66,026	65,493	125,532	124,001
Station Operating Expenses - Non-Cash Compensation Expense	215	—	275	—
Corporate G & A Expenses (Excluding Non-Cash Compensation Expense)	5,241	4,401	10,991	9,152
Corporate G & A Expenses - Non-Cash Compensation Expense	1,288	217	1,499	446
Depreciation and Amortization	3,926	3,947	7,849	7,983
Net Time Brokerage Agreement Income	—	—	—	(24)
Net (Gain) Loss on Sale or Disposition of Assets	270	41	145	(5,492)
Total Operating Expenses	76,966	74,099	146,291	136,066
Operating Income	39,493	45,390	61,303	77,730

Other Expense (Income) Items:
Interest Expense, Including Amortization of Deferred Financing Costs of $329 For Each Of The Three Months Ended June 30, 2006 and 2005 and $658 For Each Of The Six Months Ended June 30, 2006 and 2005.	11,066	7,384	20,750	14,002
Interest Income	(151)	(78)	(286)	(134)
Dividend Income	(25)	—	(49)	—
Net (Gain) Loss on Derivative Instruments	(213)	166	(509)	(544)
Net Gain on Investments	—	(1,028)	—	(1,069)
Total Other Expense	10,677	6,444	19,906	12,255

Income Before Income Taxes	28,816	38,946	41,397	65,475
Income Taxes	11,685	14,671	16,511	24,963
Net Income	$17,131	$24,275	$24,886	$40,512
Net Income Per Share - Basic	$0.43	$0.53	$0.62	$0.87
Net Income Per Share - Diluted	$0.43	$0.53	$0.61	$0.86

Dividends Per Share	$0.38	$—	$0.76	$—

Weighted Common Shares Outstanding - Basic	39,572	45,855	40,457	46,739
Weighted Common Shares Outstanding - Diluted	39,797	46,136	40,628	47,022

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

Capital Expenditures	$2,200	$2,935	$5,949	$4,822
Income Taxes Paid	$—	$4,438	$52	$6,874

	June 30,
	2006	2005
SELECTED BALANCE SHEET DATA

Cash and Cash Equivalents	$15,254	$11,108
Working Capital	87,237	87,612
Total Assets	1,704,563	1,674,773
Senior Debt	519,249	373,768
7.625% Senior Subordinated Notes	150,000	150,000
Total Shareholders’ Equity	785,166	942,163

OTHER FINANCIAL DATA

	Three Months Ended
	June 30,
	2006	2005

Same Station Computations:
Net Revenues - Reconciliation of Same Station Net Revenues to GAAP:
Net Revenues as Reported	$116,459	$119,489
Net Acquisitions and Divestitures of Radio Stations and Significant Contracts	—	1,737
Same Station Net Revenues	$116,459	$121,226

Station Operating Expenses - Reconciliation of Same Station Operating
Expenses to GAAP:
Station Operating Expenses as Reported (Excluding Non-Cash Compensation Expense)	$66,026	$65,493
Net Acquisitions and Divestitures of Radio Stations and Significant Contracts	—	978
Same Station Operating Expenses	$66,026	$66,471

Reconciliation of Station Operating Income and Same Station Operating Income to GAAP (Operating Income):
Operating Income as Reported	$39,493	$45,390
Corporate G & A Expenses (Excluding Non-Cash Compensation Expense)	5,241	4,401
Non-Cash Compensation Expense	1,503	217
Depreciation and Amortization	3,926	3,947
Net Loss on Sale or Disposition of Assets	270	41
Station Operating Income	50,433	53,996
Net Acquisitions and Divestitures of Radio Stations and Significant Contracts	—	759
Same Station Operating Income	$50,433	$54,755

Reconciliation of Free Cash Flow to GAAP (Net Income):
Net Income as Reported	$17,131	$24,275
Depreciation and Amortization	3,926	3,947
Deferred Financing Costs Included in Interest Expense	329	329
Non-Cash Compensation Expense	1,503	217
Net Loss on Sale or Disposition of Assets	270	41
Net (Gain) Loss on Derivative Instruments	(213)	166
Net Gain on Investments	—	(1,028)
Income Taxes	11,685	14,671
Capital Expenditures	(2,200)	(2,935)
Taxes Paid	—	(4,438)
Free Cash Flow	$32,431	$35,245

Reconciliation of Free Cash Flow to GAAP (Operating Income):
Operating Income as Reported	$39,493	$45,390
Depreciation and Amortization	3,926	3,947
Non-Cash Compensation Expense	1,503	217
Interest Expense, Net of Interest Income and Deferred Financing Costs	(10,586)	(6,977)
Dividend Income	25	—
Capital Expenditures	(2,200)	(2,935)
Net Loss on Sale or Disposition of Assets	270	41
Taxes Paid	—	(4,438)
Free Cash Flow	$32,431	$35,245

Reconciliation of Pro Forma Net Income Per Share - Diluted to GAAP
Net Income Per Share - Diluted as Reported	$0.43	$0.53
Net Loss on Sale or Disposal of Assets, Net of Tax Provision or Tax Benefit	0.00	0.00
Net (Gain) Loss on Derivative Instruments, Net of Tax Provision	(0.00)	0.00
Net Gain on Investments, Net of Tax Provision	—	(0.01)
Pro Forma Net Income Per Share - Diluted	$0.43	$0.52

Weighted Common Shares Outstanding - Basic	39,572	45,855
Weighted Common Shares Outstanding - Diluted	39,797	46,136

PRIOR YEAR’S DATA

Third Quarter 2005 As Reported and Same Station

Three Months
Ended
Sept. 30, 2005

Reconciliation of Third Quarter 2005 Same Station Net Revenues to GAAP (Net Revenues):

Net Revenues as Reported	$115,001
Net Acquisitions and Divestitures of Radio Stations and Significant Contracts	1,711
Same Station Net Revenues	$116,712

Reconciliation of Third Quarter 2005 Same Station Operating Expenses to GAAP (Station Operating Expenses):
Station Operating Expenses as Reported	$63,247
Net Acquisitions and Divestitures of Radio Stations and Significant Contracts	895
Same Station Operating Expenses	$64,142